EXHIBIT 99.1

2012 Unaudited Recast Segment Information by Quarter and Full Year

The table below presents reportable segment results as recast (unaudited, in thousands):

	Summary of Operations (in thousands)
	For the Three Months Ended				For the Year Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	December 31, 2012
Third Party Revenues:
Technical Services	$221,637	$243,321	$247,355	$245,451	$957,764
Industrial and Field Services	202,779	202,618	203,371	219,351	828,119
Oil and Gas Field Services	146,905	76,849	82,812	93,983	400,549
Corporate Items	701	330	268	177	1,476
Total	$572,022	$523,118	$533,806	$558,962	$2,187,908

Direct Revenues:
Technical Services	$231,196	$252,186	$254,971	$253,343	$991,696
Industrial and Field Services	191,570	191,406	194,594	209,683	787,253
Oil and Gas Field Services	148,828	79,718	84,640	96,167	409,353
Corporate Items	428	(192)	(399)	(231)	(394)
Total	572,022	523,118	533,806	558,962	2,187,908

Cost of Revenues (exclusive of items shown separately) (1):
Technical Services	156,412	163,706	169,484	170,387	659,989
Industrial and Field Services	142,566	136,341	138,105	152,253	569,265
Oil and Gas Field Services	99,669	64,254	63,725	74,051	301,699
Corporate Items	1,668	3,322	1,626	3,052	9,668
Total	400,315	367,623	372,940	399,743	1,540,621

Selling, General and Administrative Expenses:
Technical Services	22,873	19,959	17,246	21,800	81,878
Industrial and Field Services	14,926	14,507	13,211	16,413	59,057
Oil and Gas Field Services	8,963	7,493	6,783	7,367	30,606
Corporate Items	23,997	24,835	23,099	30,048	101,979
Total	70,759	66,794	60,339	75,628	273,520

Adjusted EBITDA (2):
Technical Services	51,911	68,521	68,241	61,156	249,829
Industrial and Field Services	34,078	40,558	43,278	41,017	158,931
Oil and Gas Field Services	40,196	7,971	14,132	14,749	77,048
Corporate Items	(25,237)	(28,349)	(25,124)	(33,331)	(112,041)
Total	$100,948	$88,701	$100,527	$83,591	$373,767

(1)                                 Items shown separately consist of (i) accretion of environmental liabilities and (ii) depreciation and amortization.

(2)                                 The following is a reconciliation of net income to Adjusted EBITDA (unaudited, in thousands):

	For the Three Months Ended				For the Year Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	December 31, 2012
Net income	$32,015	$23,426	$12,359	$61,874	$129,674
Accretion of environmental liabilities	2,416	2,505	2,488	2,508	9,917
Depreciation and amortization	36,831	38,663	41,300	44,852	161,646
Other expense	299	75	91	337	802
Loss on early extinguishment of debt	—	—	26,385	—	26,385
Interest expense, net	11,272	10,968	11,596	13,451	47,287
Provision (benefit) for income taxes	18,115	13,064	6,308	(39,431)	(1,944)
Adjusted EBITDA	$100,948	$88,701	$100,527	$83,591	$373,767